EXHIBIT 99.1

Psychemedics Announces Quarterly Results

Declares 89th Consecutive Quarterly Dividend

ACTON, Mass., Oct. 23, 2018 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD) today announced third quarter financial results for the period ended September 30, 2018.  The Company also announced a quarterly dividend of $0.18 per share payable to shareholders of record as of November 2, 2018, to be paid on November 12, 2018.  This will be the Company’s 89th consecutive quarterly dividend.

The Company’s revenue for the quarter ended September 30, 2018 was $11.0 million versus $10.0 million for the comparable period in 2017, an increase of 10%.  Net income for the quarter ended September 30, 2018 was $1.3 million or $0.23 per diluted share, versus $1.4 million or $0.25 per diluted share, for the comparable period last year, a decrease of 7%.  Revenue for the nine months ended September 30, 2018 was $32.7 million versus $29.9 million for the comparable period in 2017, an increase of 9%.  Net income for the nine months ended September 30, 2018 was $3.7 million or $0.67 per diluted share versus $3.8 million or $0.68 per diluted share, for the comparable period last year, a decrease of 2%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"Third quarter volumes and revenues continued to show strong growth.  However, these strong results (revenues and earnings) were masked by the unfavorable impact from foreign currency exchange rates.

“Total revenue growth was 10%.  Excluding the exchange rate impact, total revenue would have been up 15%.  Our domestic revenues continued to show strong growth, which was largely attributable to our Oil & Gas, Transportation and Manufacturing market segments.  Our international business (primarily Brazil) was up 9%. International revenue would have been up 26% for the quarter compared to the same period in 2017, if the exchange rate had remained constant.

"Earnings were also impacted by the change in exchange rate.   Had the exchange rate for the quarter remained the same as the third quarter of 2017, net income would have been approximately $1.6 million or $0.29 per diluted share which would have reflected an increase of 16%.  In response to these foreign exchange rate fluctuations, we came to an agreement with the company’s Brazilian distributor to now share in the foreign exchange risk.

"We have stated for several quarters that we were expecting an expansion of the Brazil market in the fourth quarter this year when professional drivers were required to renew their licenses every 2 1/2 years instead of the current 5 years.  This expansion is by law and will virtually double the market size as it unfolds.  However, the implementation of this law can be temporarily delayed, and it now appears this is the case, due to the elections in Brazil.  We expect that this market expansion will take place in 2019.

“The Company’s balance sheet remains strong with $6.0 million in cash and $9.8 million of working capital.  The total equipment financing obligation outstanding was $2.7 million as of September 30, 2018.  Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow.  Therefore, we are pleased to declare our quarterly dividend $0.18 per share. This dividend represents our 89th consecutive quarterly dividend.”

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations and the enforcement of such laws and regulations, required investments in plant, equipment and people and new test development) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations, proposed laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s  ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform,  risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s  ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation Consolidated Statements of Income (in thousands, except per share amounts) (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenue	$11,016	$10,049	$32,738	$29,942
Cost of revenue	5,658	4,928	16,853	14,896

Gross profit	5,358	5,121	15,885	15,046

Operating Expenses:
General & administrative	1,599	1,471	4,907	4,278
Marketing & selling	1,267	1,065	3,807	3,552
Research & development	372	353	1,089	1,005

Total Operating Expenses	3,238	2,889	9,803	8,835

Operating income	2,120	2,232	6,082	6,211
Other income (expense)	(9)	13	47	(22)

Net income before provision for income taxes	2,111	2,245	6,129	6,189

Provision for income taxes	836	881	2,426	2,418

Net income	$1,275	$1,364	$3,703	$3,771

Diluted net income per share	$0.23	$0.25	$0.67	$0.68

Dividends declared per share	$0.18	$0.15	$0.54	$0.45

Psychemedics Corporation Consolidated Balance Sheets (in thousands, except par value) (UNAUDITED)

	September 30,	December 31,
	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$6,016	$8,165
Accounts receivable, net of allowance for doubtful accounts
of $71 in 2018 and $64 in 2017	8,067	4,488
Prepaid expenses and other current assets	1,359	1,212
Total Current Assets	15,442	13,865

Fixed Assets, net of accumulated amortization and depreciation
of $13,712 in 2018 and $11,670 in 2017	10,644	11,811
Other assets	900	832

Total Assets	$26,986	$26,508

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$813	$398
Accrued expenses	3,908	2,870
Current portion of long-term debt	941	957

Total Current Liabilities	5,662	4,225

Long-term debt	1,719	2,420
Deferred tax liabilities, long-term	1,091	1,243
Total Liabilities	8,472	7,888

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized
6,175 shares issued in 2018 and 6,160 shares issued in 2017	31	31
Accumulated other comprehensive loss	(1,584)	(238)
Additional paid-in capital	31,365	31,022
Accumulated deficit	(1,216)	(2,113)
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)

Total Shareholders' Equity	18,514	18,620

Total Liabilities and Shareholders' Equity	$26,986	$26,508